BRENDA LEE HAMILTON

                                 ATTORNEY AT LAW

                        555 S. Federal Highway, Suite 400
                            Boca Raton, Florida 33432

                                 (407) 392-4868
                               Fax (407) 392-5089


                                  May 30, 1996

Ms. Lori Alfred
Securities Transfer Corporation
16910 Dallas Parkway, No. 10
Dallas, TX 75248

Re: Whitestone Industries Inc. the ("Company") Issuance of 130,000 Shares of Common Stock to TLD3 Investment Group Inc. ("TLD")

Dear Sir/Madam:

         The Company has requested that I render an opinion to you regarding the legality of the issuance of a total 130,000 shares of Common Stock, (the "Shares") $.OOO1 par value to TLD by the Company. These Shares have been registered under the Securities Act of 1933 and have been acquired pursuant to a written Consulting Agreement between the Company and TLD. This Consulting Agreement is described in the Company's Registration Statement on Form S-8 filed with the Securities and Exchange Commission on May 30, 1996. A copy of same is enclosed herewith.

         In connection with the foregoing, I have examined copies of resolutions of the Board of Directors of the Company authorized on January 1, 1996, the Agreement, instruments and documents as I have deemed relevant or necessary as a basis for the opinions hereinafter set forth. In making such examination, I have assumed the genuineness of all signatures on all original documents and the conformity to original documents of all copies submitted to me as conformed, photostat or other copies. As to matters of fact material to such opinions, I have, when relevant facts were not independently established, relied upon statements and certificates furnished to me.

         Based upon the foregoing, I am of the opinion that:

                  (1) The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and the Shares are duly issued and, assuming receipt by the Company of the consideration described in the Agreements, are fully paid and nonassessable.

                  (2) The issuance of the Shares is exempt from registration under the Securities Act of 1933.

              Page 2, Securities Transfer Corporation, May 30, 1996

        Inasmuch as the Shares have been registered under the Securities Act of 1933 by the aforementioned Registration Statement, upon sale pursuant to such Registration Statement, no legend need be affixed to the certificate evidencing the Shares following sale thereof.

        The opinions expressed herein are for the sole benefit of and may be relied upon by Securities Transfer Corporation and are not to be used, circulated, quoted or otherwise registered in connection with any transaction other than those hereinabove described.


                                Very Truly Yours,

                                /s/Brenda Lee Hamilton
                                ----------------------------
                                Brenda Lee Hamilton, Esquire








BLH:lm
cc: Mr. Donald Yu
Enclosure